Zscaler Announces Dismissal of Lawsuits
SAN JOSE, January 14, 2020 -- Zscaler, Inc., the leader in cloud security, today announced the dismissal with prejudice of all patent lawsuits filed by Symantec against Zscaler. The dismissal resulted from the execution of a full and complete settlement agreement between Zscaler and Broadcom, Inc. following Broadcom’s acquisition of the patents underlying the Symantec lawsuits as a part of its purchase of the Symantec enterprise security business. In connection with the settlement, Zscaler will make a payment of $15 million to Broadcom, and Broadcom provides Zscaler with a patent license, release, and covenant not to sue. The other terms of the settlement are confidential.
"We are pleased that we were able to reach an amicable agreement with Broadcom to resolve the lawsuits," said Jay Chaudhry, Chairman and CEO. "While we were confident of our position in the case, we believe this outcome is in the best long-term interest of our stockholders and customers as it allows Zscaler to further focus on delivering our innovative cloud-based security services—empowering enterprises to securely transform to the cloud."
About Zscaler
Zscaler (NASDAQ: ZS) enables the world’s leading organizations to securely transform their networks and applications for a mobile and cloud-first world. Its flagship services, Zscaler Internet Access™ and Zscaler Private Access™, create fast, secure connections between users and applications, regardless of device, location, or network. Zscaler services are 100 percent cloud-delivered and offer the simplicity, enhanced security, and improved user experience that traditional appliances are unable to match. Used in more than 185 countries, Zscaler operates a multi-tenant distributed cloud security platform, protecting thousands of customers from cyberattacks and data loss. Learn more at zscaler.com or follow us on Twitter @zscaler.
Zscaler™, Zscaler Internet Access™, and Zscaler Private Access™, ZIA™ and ZPA™ are either (i) registered trademarks or service marks or (ii) trademarks or service marks of Zscaler, Inc. in the United States and/or other countries. Any other trademarks are the properties of their respective owners.
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